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                               INAMED CORPORATION
                     1120 Avenue of the Americas, 4th Floor
                            New York, New York 10036
                                 (212) 626-6800

                                  July 30, 1999

Cerberus Capital Management, L.P.
450 Park Avenue, 28th Floor
New York, New York  10022

                    Re: Inamed Corporation - Bridge Commitment Letter

Ladies and Gentlemen:

                  Reference is made to that certain Commitment Letter dated July 23, 1999 (the "Commitment Letter") between Inamed Corporation (the "Company") and Cerberus Capital Management, L.P. (the "Lender"). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Commitment Letter.

                  The Commitment Letter provides that as a condition precedent to the Lender's obligation to purchase the Bridge Notes, since March 31, 1999, there shall not have occurred a material adverse effect upon the results of operations, properties, operations, financial condition or prospects of the Company or CGEN.

                  As you know, CGEN intends to book a non-cash adjustment to the provision for discontinued operations of LipoMatrix and its breast implant business, not to exceed $11.5 million, in its financial statements for the fiscal year ended June 30, 1999 (the "Adjustment"). The Adjustment is solely for contingent liabilities arising over the next five (5) years solely from the LipoMatrix business and, in particular, for clinical studies, consultant services and legal fees to monitor LipoMatrix's Trilucent breast implants.

                  The Company hereby requests that the Lender expressly acknowledge and confirm that it shall not hereafter claim that the Adjustment has or had a material adverse affect upon the results of operations, properties, operations, financial condition or prospectus of the Company or CGEN, so long as the Adjustment does not exceed $11.5 million, and so long as the basis for the Adjustment relates solely to the LipoMatrix business as described above.



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                  If you are in agreement with the foregoing, please so indicate by signing in the place indicated below and returning a copy to the undersigned by facsimile at the facsimile number set forth below.

                                        Very truly yours,

                                        INAMED CORPORATION

                                        By:
                                             ----------------------------
                                               Name:  David E. Bamberger
                                               Title: Senior Vice President and
                                                      General Counsel
                                               Facsimile: (810) 963-5234

Acknowledged and confirmed:

CERBERUS CAPITAL MANAGEMENT, L.P.

By:
   -----------------------------
       Name:
       Title: